Exhibit 99(a)(1)(i)
Offer to Purchase
by
SENECA FOODS CORPORATION
Up to $75 Million In Value of Shares of Its Class A Common Stock
At a Cash Purchase Price Not Greater than $46.00 per Class A Share Nor Less than $40.00 per Class A Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 6:00 P.M., NEW YORK CITY TIME, ON TUESDAY, MARCH 9, 2021, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Seneca Foods Corporation, a New York corporation (“Seneca,” the “Company,” “we,” “us,” or “our”), invites our stockholders to tender up to $75 million in value of our Class A common stock, par value $0.25 per share (each, a “Class A Share”), for purchase by us at a price not greater than $46.00 nor less than $40.00 per Class A Share, to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).
Upon the terms and subject to the conditions of the Offer, we will determine a single price per Class A Share that we will pay for Class A Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Class A Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $46.00 nor less than $40.00 per Class A Share, that will allow us to purchase $75 million in value of Class A Shares, or a lower amount depending on the number of Class A Shares properly tendered and not properly withdrawn (such purchase price, the “Final Purchase Price”). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Class A Shares having an aggregate value of less than $75 million are properly tendered and not properly withdrawn, we will buy all Class A Shares properly tendered and not properly withdrawn. All Class A Shares acquired in the Offer will be acquired at the Final Purchase Price, including those Class A Shares tendered at a price lower than the Final Purchase Price. Only Class A Shares properly tendered at prices at or below the Final Purchase Price, and not properly withdrawn, will be purchased. We may not purchase all of the Class A Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Class A Shares having an aggregate value in excess of $75 million are properly tendered and not properly withdrawn, because of “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase. Class A Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. We reserve the right, in our sole discretion, to change the purchase price range per Class A Share and to increase or decrease the value of Class A Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we may increase the number of Class A Shares accepted for payment in the Offer by no more than 2% of the outstanding Class A Shares without extending the Offer. See Section 1.
At the maximum Final Purchase Price of $46.00 per Class A Share, we could purchase 1,630,435 Class A Shares if the Offer is fully subscribed, which would represent approximately 22.2% of the issued and outstanding Class A Shares as of February 4, 2021. At the minimum Final Purchase Price of $40.00 per Class A Share, we could purchase 1,875,000 Class A Shares if the Offer is fully subscribed, which would represent approximately 25.5% of the issued and outstanding Class A Shares as of February 4, 2021.
The Offer is not conditioned upon the receipt of financing or any minimum number of Class A Shares being tendered. The Offer, however, is subject to other conditions. See Section 7.
The Class A Shares are listed on The Nasdaq Stock Market LLC (the “Nasdaq Stock Market”) under the symbol “SENEA.” On February 5, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Class A Shares was $41.49 per Class A Share. The minimum purchase price of $40.00 per Class A Share is below the closing price for the Class A Shares on February 5, 2021, the last full trading day before announcement and commencement of the tender offer, and could be below the closing price of our Class A Shares on the Expiration Date. Stockholders are urged to obtain current market quotations for the Class A Shares before deciding whether and at what purchase price or purchase prices to tender their Class A Shares. See Section 8.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, BOFA SECURITIES, INC., THE DEALER MANAGER FOR THE OFFER (THE “DEALER MANAGER”), GEORGESON LLC THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR COMPUTERSHARE TRUST COMPANY, N.A., THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR CLASS A SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR CLASS A SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR CLASS A SHARES AND, IF SO, HOW MANY CLASS A SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
The Dealer Manager for the Offer is:
BofA Securities
Offer to Purchase dated February 8, 2021

IMPORTANT
If you want to tender all or part of your Class A Shares, you must do one of the following before the Offer expires at 6:00 p.m., New York City time, on Tuesday, March 9, 2021 (unless the Offer is extended):
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if your Class A Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Class A Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates registered in your own name or your shares are held in book entry form on the records of the Depositary, complete and sign a Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your Class A Shares and any other documents required by the Letter of Transmittal, to Computershare Trust Company, the Depositary for the Offer;

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if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Class A Shares according to the procedure for book-entry transfer described in Section 3;

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if you are a holder of restricted stock, you may only tender Class A Shares that you have acquired through vesting of such restricted stock;

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If you hold interests in Class A Shares though the Seneca Foods Corporation Employee Savings Plan, please see the below.

If you want to tender your Class A Shares, but: (a) the certificates for your Class A Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Class A Shares if you comply with the guaranteed delivery procedures described in Section 3.
If you wish to maximize the chance that your Class A Shares will be purchased in the Offer, you should check the box in the section of the Letter of Transmittal captioned “Class A Shares Tendered At Price Determined Under The Offer.” If you agree to accept the purchase price determined in the Offer, your Class A Shares will be deemed to be tendered at the minimum price of $40.00 per Class A Share. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Class A Shares being purchased at the minimum price of $40.00 per Class A Share, a price that is below the closing price for the shares on February 5, 2021, the last full trading day before announcement and commencement of the tender offer, when the closing price was $41.49, and could be below the closing price of the Class A Shares on the Expiration Date.
If you hold interests in Class A Shares through the Seneca Foods Corporation Employee Savings Plan (the “Savings Plan”) and wish to tender any of such shares in the Offer, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee to tender such shares by 5:00 p.m., New York City time, on Wednesday, March 3, 2021.
We are not making the Offer to, and will not accept any tendered Class A Shares from, stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, we may, in our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR CLASS A SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR CLASS A SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

i

SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary highlights certain material information in this Offer to Purchase, but it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Class A Shares?
The issuer of the Class A Shares, Seneca Foods Corporation, a New York corporation, is offering to purchase the Class A Shares. See Section 1.
What is Seneca offering to purchase?
We are offering to purchase up to $75 million in value of Class A Shares. See Section 1. Our Class B common stock, $0.25 par value per share (each, a “Class B Share”), is not the subject of the Offer.
What is the purpose of the Offer?
On February 3, 2021, our Board of Directors determined that it is in the best interests of the Company and its stockholders to repurchase Class A Shares pursuant to our share repurchase program, and our management believes that, at this time, it is a prudent use of our financial resources and an effective way to provide value to our stockholders. Our Board of Directors reviewed materials concerning trading market performance of the Company and comparable companies and the impact of a share repurchase on certain financial metrics, including free cash flow per share, and discussed with management information concerning the Company’s financial position, liquidity, cash flow and debt maturity profile. Our Board of Directors also considered the recent market prices of the Company’s Class A Shares. Based upon the foregoing, our Board of Directors approved, including through the affirmative votes of all independent directors, a share repurchase by the Company through a “modified Dutch auction.”
However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Class A Shares or as to the purchase price or purchase prices at which you may choose to tender your Class A Shares. You must make your own decision as to whether to tender your Class A Shares and, if so, how many Class A Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Class A Shares with your broker or other financial or tax advisors.
We believe that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Class A Shares and thereby receive a return of capital of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Class A Shares without the potential disruption to the Class A Share price. See Section 2.
The Offer also provides our stockholders with an efficient way to sell their Class A Shares without incurring brokerage fees or commissions associated with open market sales. Where Class A Shares are tendered by the registered owner of those Class A Shares directly to the Depositary, the sale of those Class A Shares in the Offer will permit the tendering stockholder to avoid the usual transaction costs associated with open market transactions. Stockholders holding Class A Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders (as defined below) who hold Class A Shares registered in their names and tender their Class A Shares directly to the Depositary and whose Class A Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Class A Shares in transactions on the Nasdaq Stock Market. See Section 1 and Section 2.

If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. These stockholders will also bear the attendant risks and rewards associated with owning the equity securities of the Company. See Section 2.
How many Class A Shares will we purchase in the Offer?
Upon the terms and subject to the conditions of the Offer, we will purchase up to $75 million in value of Class A Shares in the Offer or a lower amount depending on the number of Class A Shares properly tendered and not properly withdrawn. Because the Final Purchase Price will be determined after the Expiration Date, the exact number of Class A Shares that will be purchased will not be known until after that time.
As of February 4, 2021, we had 7,358,186 issued and outstanding Class A Shares and 1,710,002 issued and outstanding Class B Shares. The issued and outstanding Class A Shares includes an aggregate of 7,744 time-based restricted Class A Shares granted under the Seneca Foods Corporation 2007 Equity Incentive Plan (the “Incentive Plan”) that remain subject to forfeiture. The Incentive Plan is further described in Section 11.
At the maximum Final Purchase Price of $46.00 per Class A Share, we could purchase 1,630,435 Class A Shares if the Offer is fully subscribed, which would represent approximately 22.2% of the issued and outstanding Class A Shares as of February 4, 2021. At the minimum Final Purchase Price of $40.00 per Class A Share, we could purchase 1,875,000 Class A Shares if the Offer is fully subscribed, which would represent approximately 25.5% of the issued and outstanding Class A Shares as of February 4, 2021. If, based on the Final Purchase Price, more than $75 million in value of Class A Shares are properly tendered and not properly withdrawn, we will purchase all Class A Shares tendered at or below the Final Purchase Price on a pro rata basis, subject to the “odd lot” priority and conditional tender provisions described herein.
We expressly reserve the right to purchase additional Class A Shares in the Offer, subject to applicable law. See Section 1. The Offer is not conditioned on the receipt of financing or any minimum number of Class A Shares being tendered but is subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, we may increase the number of Class A Shares accepted for payment in the Offer by no more than 2% of the outstanding Class A Shares without extending the Offer. See Section 1.
What will be the purchase price for the Class A Shares and what will be the form of payment?
We are conducting the Offer through a procedure commonly called a “modified Dutch auction.” This procedure allows you to select the price, within a price range specified by us, at which you are willing to tender your Class A Shares. The price range for the Offer is $40.00 to $46.00 per Class A Share. We will select the single lowest purchase price (in increments of $0.25), not greater than $46.00 nor less than $40.00 per Class A Share, that will allow us to purchase up to $75 million in value of Class A Shares at such price, based on the number of Class A Shares tendered, or, if fewer Class A Shares are properly tendered, all Class A Shares that are properly tendered and not properly withdrawn, subject to the “odd lot” priority and conditional tender provisions described herein. We will purchase all Class A Shares at the Final Purchase Price, even if you have selected a purchase price lower than the Final Purchase Price, but we will not purchase any Class A Shares tendered at a price above the Final Purchase Price.
If you wish to maximize the chance that we will purchase your Class A Shares, you should check the box in the section entitled “Class A Shares Tendered At Price Determined Under The Offer” in the section of the Letter of Transmittal captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered,” indicating that you will accept the Final Purchase Price. If you agree to accept the purchase price determined in the Offer, your Class A Shares will be deemed to be tendered at the minimum price of $40.00 per Class A Share. You should understand that this election may have the effect of lowering the Final Purchase Price and could result in your Class A Shares being purchased at the minimum price of $40.00 per Class A Share, a price that is below the closing price for the shares on February 5, 2021, the last full trading day before announcement and commencement of the tender offer, when the closing price was $41.49, and could be below the closing price on the Expiration Date.
If we purchase your Class A Shares in the Offer, on terms and subject to the conditions of the Offer (including the “odd lot” priority, proration and conditional tender provisions), we will pay you the Final

Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Final Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.
Stockholders are urged to obtain current market quotations for the Class A Shares before deciding whether and at what price or prices to tender their Class A Shares. See Section 8.
How was the Purchase Price Range of the Offer Determined?
We determined the purchase price range of the Offer based on consultations among our management, our professional advisors and our Board of Directors and after reviewing the results of recent self-tender offers. Based on such consultations and review, we set the purchase price range of the Offer at not greater than $46.00 nor less than $40.00 per Class A Share. We believe this is a range within which our stockholders might sell their Class A Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources, allowing the Company to repurchase Class A Shares at a price that benefits the Company and its continuing stockholders, while providing stockholders who decide to tender their Class A Shares in the Offer with an efficient way to sell their Class A Shares without incurring brokerage fees or commissions associated with open market sales. None of the Company, the members of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any representation regarding the fair value of the Class A Shares. The actual value and trading price of our Class A Shares on the Nasdaq Stock Market may be lower or higher than the range at which we are offering to purchase Class A Shares and the Final Purchase Price. Stockholders are urged to obtain current market quotations for the Class A Shares before deciding whether and at what purchase price or purchase prices to tender their Class A Shares. You must make your own decision as to whether to tender your Class A Shares and, if so, how many Class A Shares to tender and the purchase price or purchase prices at which you will tender them. In doing so, you should consult your own financial and tax advisors, and read carefully and evaluate the information in this Offer to Purchase and in the related Letter of Transmittal.
How will we pay for the Class A Shares?
The maximum value of Class A Shares purchased in the Offer will be $75 million. We expect to fund the purchase of Class A Shares in the Offer, including related fees and expenses, with available cash and, to the extent necessary, borrowings under our Revolving Credit Facility. The Offer is not subject to a financing condition. See Section 9.
In accordance with the rules of the SEC, we may increase the number of Class A Shares accepted for payment in the Offer by no more than 2% of the outstanding Class A Shares without extending the Offer. See Section 1.
How long do I have to tender my Class A Shares?
You may tender your Class A Shares until the Offer expires. The Offer will expire on Tuesday, March 9, 2021, at 6:00 p.m., New York City time (or the earlier deadline set forth below with respect to interests in Class A Shares held through the Savings Plan), unless we extend the Offer. See Section 1. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14. If a broker, dealer, commercial bank, trust company or other nominee holds your Class A Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Class A Shares to find out its deadline. See Section 3.
If you hold interests in Class A Shares through the Savings Plan and wish to tender any of such shares in the Offer, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee to tender such shares by 5:00 p.m., New York City time, on Wednesday, March 3, 2021.
Beneficial owners holding their Class A Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
Can the Offer be extended, amended or terminated, and if so, under what circumstances?
Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we may delay the acceptance of any Class A Shares that have been tendered. See Section 14. We can terminate the Offer under certain circumstances. See Section 7.
How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 14. If we extend the Offer, you may withdraw your Class A Shares until the Expiration Date, as extended.
Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Class A Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including, among others:
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no legal action shall have been threatened, pending or taken that might adversely affect the Offer;

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no general suspension of trading in securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States shall have occurred;

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no decrease of more than 10% in the market price of the Class A Shares or in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies measured from the close of trading on February 5, 2021, the last full trading day prior to the commencement of the Offer, shall have occurred;

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no commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, involving the United States shall have occurred on or after February 8, 2021 nor shall any material escalation or worsening threat which had commenced prior to February 8, 2021 have occurred (including with respect to the novel coronavirus (“COVID-19”) pandemic, to the extent that there is any material adverse development related thereto on or after February 8, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

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no limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

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no changes in the general political, market, economic or financial conditions, domestically or internationally, that are reasonably likely to materially and adversely affect our business or the trading in the Class A Shares shall have occurred;

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no person shall have proposed, announced or taken certain actions that could lead to the acquisition of us or a change of control transaction;

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no material adverse change in our business, condition (financial or otherwise), assets, income, operations or prospects shall have occurred during the Offer; or

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we shall not have determined that as a result of the consummation of the Offer and the purchase of Class A Shares that there will be a reasonable likelihood that the Class A Shares either (1) will be held of record by fewer than 300 persons or (2) will be delisted from the Nasdaq Stock Market or be eligible for deregistration under the Exchange Act.

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.
How do I tender my Class A Shares?
If you want to tender all or part of your Class A Shares, you must do one of the following before 6:00 p.m., New York City time, on Tuesday, March 9, 2021 (or the earlier deadline set forth below with respect to interests in Class A Shares held through the Savings Plan), or any later time and date to which the Offer may be extended:
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if your Class A Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Class A Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

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if you hold certificates registered in your own name or your shares are held in book entry form on the records of the Depositary, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your Class A Shares and any other documents required by the Letter of Transmittal, to the Depositary at the address appearing on the back cover page of this Offer to Purchase; or

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if you are an institution participating in the Book-Entry Transfer Facility, tender your Class A Shares according to the procedure for book-entry transfer described in Section 3; or

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if you are a holder of restricted stock, you may only tender Class A Shares that you have acquired through vesting of such restricted stock.

If you want to tender your Class A Shares, but: (a) the certificates for your Class A Shares are not immediately available or cannot be delivered to the Depositary by the Expiration Date; (b) you cannot comply with the procedure for book-entry transfer by the Expiration Date; or (c) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Class A Shares if you comply with the guaranteed delivery procedures described in Section 3.
We are not making the Offer to, and will not accept any tendered Class A Shares from, stockholders in any jurisdiction or in any circumstances where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by the Dealer Manager or one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.
You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
If you hold interests in Class A Shares through the Savings Plan and wish to tender any of such shares in the Offer, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee to tender such shares by 5:00 p.m., New York City time, on Wednesday, March 3, 2021.
May I tender only a portion of the Class A Shares that I hold?
Yes. You do not have to tender all or any minimum amount of the Class A Shares that you own to participate in the Offer. However, to qualify for the priority in the case of proration, an Odd Lot Holder (as defined in Section 1) must tender all Class A Shares owned by any such Odd Lot Holder, as described in Section 1. In addition, if as a result of proration the Company accepts conditional tenders by random lot, a holder making a conditional tender must have tendered all of its Class A Shares to qualify for such random selection.
If I own fewer than 100 Class A Shares and I tender all of my Class A Shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 Class A Shares in the aggregate, you validly tender all of these Class A Shares at or below the Final Purchase Price and do not validly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Class A Shares without subjecting them to the proration procedure. See Section 1.
Once I have tendered Class A Shares in the Offer, may I withdraw my tendered Class A Shares?
Yes. You may withdraw any Class A Shares you have tendered at any time before 6:00 p.m., New York City time, on Tuesday, March 9, 2021 (or the earlier deadline set forth below with respect to interests in Class A Shares held through the Savings Plan), or any later Expiration Date, if the Offer is extended. If after 12:00 Midnight, New York City time, at the end of Monday, April 5, 2021 we have not accepted for payment the Class A Shares you have tendered to us, you may also withdraw your Class A Shares at any time thereafter. See Section 4.
If you hold interests in Class A Shares through the Savings Plan and wish to withdraw from the Offer any of such shares that you have instructed the trustee to tender, you must follow the procedures described in the separate instructions that you will receive and instruct the trustee not to tender such shares by 5:00 p.m., New York City time, on Wednesday, March 3, 2021.
How do I withdraw Class A Shares I previously tendered?
To properly withdraw Class A Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Class A Shares to be withdrawn and the name of the registered holder of the Class A Shares. Some additional requirements apply if the certificates for Class A Shares to be withdrawn have been delivered to the Depositary or if your Class A Shares have been tendered under the procedure for book-entry transfer set forth in Section 3.
With respect to interests in Class A Shares held through the Savings Plan, you must follow the procedures described in the separate instructions that you will receive.
In what order will you purchase the tendered Class A Shares?
We will purchase Class A Shares on the following basis:
•
first, we will purchase all odd lots of less than 100 Class A Shares at the Final Purchase Price from stockholders who validly tender all of their Class A Shares at or below the Final Purchase Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Class A Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in Section 1) will not qualify for this preference);

•
second, after purchasing all the odd lots that were validly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Class A Shares that must be purchased if any such Class A Shares are purchased), we will purchase all Class A Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class A Shares; and

•
third, only if necessary to permit us to purchase $75 million in value of Class A Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Class A Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Class A Shares are conditionally tendered must have tendered all of their Class A Shares.

Therefore, we may not purchase all of the Class A Shares that you tender even if you tender them at or below the Final Purchase Price. See Section 1 and Section 6.
What does the Board of Directors think of the Offer?
Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Class A Shares or as to the purchase price or purchase prices at which you may choose to tender your Class A Shares. You must make your own decision as to whether to tender your Class A Shares and, if so, how many Class A Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. You should discuss whether to tender your Class A Shares with your broker or other financial or tax advisors.
Do Seneca’s directors or executive officers intend to tender their Class A Shares in the Offer?
Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders, subject to internal compliance requirements. All of our directors and executive officers have advised us that they do not intend to tender any of their Class A Shares in the Offer. To our knowledge, none of our affiliates intends to tender any Class A Shares in the Offer; however, there can be no assurance that they will not tender Class A Shares in the Offer. Our directors, executive officers and affiliates may, subject to applicable law and applicable policies of the Company, sell their shares from time to time in open-market and/or other transactions at prices that may be more or less favorable than the purchase price to be paid to our stockholders pursuant to the Offer. If no such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates will increase as a percentage of our outstanding Class A Shares following the consummation of the Offer.
If I decide not to tender, how will the Offer affect my Class A Shares?
Stockholders who decide not to tender will own a greater percentage interest in the outstanding Class A Shares following the consummation of the Offer. See Section 2.
Following the Offer, will you continue as a public company?
Yes. We believe that the Class A Shares will continue to be authorized for quotation on the Nasdaq Stock Market and that we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.
When and how will you pay me for the Class A Shares I tender?
We will pay the Final Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Class A Shares we purchase promptly after the Expiration Date. We will announce the preliminary results of the Offer, including price and preliminary information about any expected proration, on the business day following the Expiration Date. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Class A Shares until at least three business days after the Expiration Date. We will pay for the Class A Shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date. The

Depositary will act as your agent and will transmit to you the payment for all of your Class A Shares accepted for payment. See Section 1 and Section 5.
May holders of unvested restricted stock participate in the Offer?
No. Holders of unvested restricted stock may not tender Class A Shares represented by such interests unless they are fully vested and settled in Shares prior to the Expiration Date. This Offer will not result in the acceleration of vesting of any shares of restricted stock.
If I hold interests in Class A Shares through the Savings Plan, how do I participate in the Offer?
If you hold interests in Class A Shares through the Savings Plan, you are entitled to participate in the Offer. If you wish to tender such shares, you must follow the procedures described in the separate instructions that you will receive and accept the Offer by 5:00 p.m., New York City time, on Wednesday, March 3, 2021. See Section 3.
What is the recent market price of my Class A Shares?
On February 5, 2021, the last full trading day before the commencement of the Offer, the last reported sale price of the Class A Shares on the Nasdaq Stock Market was $41.49 per Class A Share. You are urged to obtain current market quotations for the Class A Shares before deciding whether and at what purchase price or purchase prices to tender your Class A Shares. See Section 8.
Will I have to pay brokerage commissions if I tender my Class A Shares?
If you are a registered stockholder and you tender your Class A Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Class A Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.
Will I have to pay stock transfer tax if I tender my Class A Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for the Class A Shares to the registered holder, you will not incur any stock transfer tax. If you give special instructions to the Depositary in connection with your tender of Class A Shares, then stock transfer taxes may apply. See Section 5.
What are the United States federal income tax consequences if I tender my Class A Shares?
Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Class A Shares you tender will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered Class A Shares will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Class A Shares purchased by us or as a distribution from us in respect of Class A Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer. If you are a non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a non-U.S. Holder, you may be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Who should I contact with questions about the Offer?
For additional information or assistance, you may contact Georgeson LLC, the Information Agent for the Offer, or BofA Securities, Inc., the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone number and address on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS
This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future operating results and future financial performance. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Words such as “expects,” “anticipates,” “believes,” “estimates,” “may,” “will,” “should,” “could,” “potential,” “continue,” “intends,” “plans” and similar words and terms used in the discussion of future operating results and future financial performance identify forward-looking statements. Any such forward-looking statements of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 27, 2020, September 26, 2020 and December 26, 2020. The accuracy of our expectations and predictions is also subject to the following risks and uncertainties:
•
our ability to complete the Offer;

•
the price and time at which we may make any additional Class A Share repurchases following completion of the Offer, the number of Class A Shares acquired in such repurchases; and

•
changes in general economic, business and political conditions, including the possibility of pandemics (including the continued impact of the COVID-19 pandemic), intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing markets.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may differ materially from what is expressed, implied or forecast by our forward-looking statements.

INTRODUCTION
To the Holders of our Class A Common Stock:
We invite our stockholders to tender up to $75 million in value of Class A Shares for purchase by us at a price not greater than $46.00 nor less than $40.00 per Class A Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”
Upon the terms and subject to the conditions of the Offer, we will determine a single price per Class A Share that we will pay for Class A Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Class A Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $46.00 nor less than $40.00 per Class A Share, that will allow us to purchase $75 million in value of Class A Shares, or a lower amount depending on the number of Class A Shares properly tendered and not properly withdrawn. We refer to the price we will select as the “Final Purchase Price.” We will acquire Class A Shares in the Offer at the Final Purchase Price, on the terms and subject to the conditions of the Offer, including proration provisions.
We will only purchase Class A Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Class A Shares tendered at or below the Final Purchase Price because of “odd lot” priority, proration (because Class A Shares having an aggregate value greater than the value we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase. Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Class A Shares having an aggregate value of less than $75 million are properly tendered and not properly withdrawn, we will buy all Class A Shares properly tendered and not properly withdrawn. Class A Shares not purchased in the Offer, including Class A Shares tendered at prices in excess of the Final Purchase Price and Class A Shares not purchased because of “odd lot” priority, proration or conditional tender provisions, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.
We expressly reserve the right, in our sole discretion, to change the per Class A Share purchase price range and to increase or decrease the value of Class A Shares sought in the Offer, subject to applicable law. We may increase the value of Class A Shares sought in the Offer to an amount greater than $75 million, subject to applicable law. See Section 1.
THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF CLASS A SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR CLASS A SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR CLASS A SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR CLASS A SHARES AND, IF SO, HOW MANY CLASS A SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.
We will pay all reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.

As of February 4, 2021, we had 7,358,186 issued and outstanding Class A Shares and 1,710,002 issued and outstanding Class B Shares. The issued and outstanding Class A Shares includes an aggregate of 7,744 time-based restricted Class A Shares granted under the Incentive Plan that remain subject to forfeiture.
At the maximum Final Purchase Price of $46.00 per Class A Share, we could purchase 1,630,435 Class A Shares if the Offer is fully subscribed, which would represent approximately 22.2% of the issued and outstanding Class A Shares as of February 4, 2021. At the minimum Final Purchase Price of $40.00 per Class A Share, we could purchase 1,875,000 Class A Shares if the Offer is fully subscribed, which would represent approximately 25.5% of the issued and outstanding Class A Shares as of February 4, 2021. The Class A Shares are listed and traded on the Nasdaq Stock Market under the symbol “SENEA.” On February 5, 2021, the last full trading day prior to the commencement of the Offer, the last reported sale price of the Class A Shares was $41.49 per Class A Share. Stockholders are urged to obtain current market quotations for the Class A Shares before deciding whether and at what purchase price or purchase prices to tender their Class A Shares. See Section 8 and Section 11.
Our principal executive offices are located at 3736 South Main Street, Marion, New York 14505 and our phone number is (315) 926-8100.

THE OFFER
1.
Number of Class A Shares; Odd Lots; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to $75 million in value of Class A Shares, or a lower amount depending on the number of Class A Shares properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date at a price not greater than $46.00 nor less than $40.00 per Class A Share, to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Final Purchase Price”). Upon the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Class A Shares having an aggregate value of less than $75 million are properly tendered and not properly withdrawn, we will buy all Class A Shares properly tendered and not properly withdrawn.
The term “Expiration Date” means 6:00 p.m., New York City time, on Tuesday, March 9, 2021, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Class A Shares must either (1) specify that they are willing to sell their Class A Shares to us at the Final Purchase Price (which could result in the tendering stockholder receiving a purchase price per Class A Share as low as $40.00), or (2) specify the price or prices, not greater than $46.00 nor less than $40.00 per Class A Share, at which they are willing to sell their Class A Shares to us under the Offer. Prices may be specified in multiples of $0.25. Promptly following the Expiration Date, we will determine the Final Purchase Price that we will pay for Class A Shares properly tendered and not properly withdrawn, taking into account the number of Class A Shares tendered and the prices specified, or deemed specified, by tendering stockholders. We will select the lowest single purchase price, not greater than $46.00 nor less than $40.00 per Class A Share, that will allow us to purchase $75 million in value of Class A Shares, or a lower amount depending on the number of Class A Shares properly tendered and not properly withdrawn. We will pay the Final Purchase Price for all Class A Shares purchased in the Offer (less any applicable withholding taxes and without interest).
If you specify that you are willing to sell your Class A Shares to us at the Final Purchase Price (which could result in you receiving a purchase price per Class A Share as low as $40.00), your Class A Shares will be deemed to be tendered at the minimum price of $40.00 per Class A Share for purposes of determining the Final Purchase Price. You should understand that this election may effectively lower the Final Purchase Price and could result in your Class A Shares being purchased at the minimum price of $40.00 per Class A Share, a price that is below the closing price for the shares on February 5, 2021, the last full trading day before announcement and commencement of the tender offer, when the closing price was $41.49, and could be below the closing price of the Class A Shares on the Expiration Date.
We will announce the Final Purchase Price by press release as promptly as practicable after such determination has been made. We do not expect, however, to announce the final results of any proration or the Final Purchase Price and begin paying for tendered Class A Shares until at least three business days after the Expiration Date. We will only purchase Class A Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We may not purchase all of the Class A Shares tendered at or below the Final Purchase Price if, based on the Final Purchase Price, Class A Shares representing more than $75 million (or such greater number of Class A Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, because of “odd lot” priority, proration and conditional tender provisions of the Offer. We will return all Class A Shares tendered and not purchased pursuant to the Offer, including Class A Shares tendered at prices in excess of the Final Purchase Price and Class A Shares not purchased because of proration or “odd lot” or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.
By following the Instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Class A Shares, but a separate Letter of Transmittal must be submitted for Class A Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Class A Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Class A Shares are purchased due to proration, the Depositary will select the order of Class A Shares purchased.
We expressly reserve the right, in our sole discretion, to change the per Class A Share purchase price range and to increase or decrease the value of Class A Shares sought in the Offer, subject to applicable law. We may increase the value of Class A Shares sought in the Offer to an amount greater than $75 million, subject to applicable law. In accordance with the rules of the SEC, we may increase the number of Class A Shares accepted for payment in the Offer by no more than 2% of the outstanding Class A Shares without extending the Offer. However, if we purchase an additional number of Class A Shares in excess of 2% of the outstanding Class A Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.
In the event of an over-subscription of the Offer as described below, Class A Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration, except for odd lots. Except as described herein, the proration period and withdrawal rights also expire on the Expiration Date.
The Offer is not conditioned on the receipt of financing or any minimum number of Class A Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7.
Priority of Purchases.   On the terms and subject to the conditions of the Offer, if, based on the Final Purchase Price, Class A Shares having an aggregate value in excess of $75 million (or such greater amount as we may elect to pay, subject to applicable law), have been properly tendered at prices at or below the Final Purchase Price and not properly withdrawn before the Expiration Date, we will purchase properly tendered Class A Shares on the basis set forth below:
•
first, we will purchase all odd lots of less than 100 Class A Shares at the Final Purchase Price from stockholders who validly tender all of their Class A Shares at or below the Final Purchase Price and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Class A Shares owned, beneficially or of record, by such Odd Lot Holder (as defined below) will not qualify for this preference);

•
second, after purchasing all the odd lots that were validly tendered at or below the Final Purchase Price, subject to the conditional tender provisions described in Section 6 (whereby a holder may specify a minimum number of such holder’s Class A Shares that must be purchased if any such Class A Shares are purchased), we will purchase all Class A Shares properly tendered at or below the Final Purchase Price on a pro rata basis with appropriate adjustment to avoid purchases of fractional Class A Shares; and

•
third, only if necessary to permit us to purchase $75 million in value of Class A Shares (or such greater amount as we may elect to pay, subject to applicable law), we will purchase Class A Shares conditionally tendered (as described in Section 6) (for which the condition was not initially satisfied) at or below the Final Purchase Price, by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Class A Shares are conditionally tendered must have tendered all of their Class A Shares.

As a result of the foregoing priorities applicable to the purchase of Class A Shares tendered, it is possible that fewer than all Class A Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Class A Shares, none of those Class A Shares will be purchased even though those Class A Shares were tendered at prices at or below the Final Purchase Price.
As we noted above, we may elect to purchase more than $75 million in value of Class A Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater value.
Odd Lots.   The term “odd lots” means all the Class A Shares tendered by any person who owned beneficially or of record an aggregate of fewer than 100 Class A Shares (an “Odd Lot Holder”) and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. Odd lots will be accepted for payment before any proration of the purchase of other tendered Class A Shares. This priority is not available to partial tenders or to beneficial or record holders of 100 or more Class A Shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 Class A Shares. To qualify for this priority, an Odd Lot Holder must tender all Class A Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Class A Shares in its name and tenders its Class A Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Class A Shares. Any Odd Lot Holder wishing to tender all of its Class A Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.
Proration.   If proration of tendered Class A Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Class A Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Class A Shares properly tendered and not properly withdrawn by such stockholder to the total number of Class A Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders) at or below the Final Purchase Price, subject to the provisions governing conditional tenders described in Section 6 and adjustment to avoid the purchase of fractional Class A Shares. Because of the difficulty in determining the number of Class A Shares properly tendered and not withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration factor or commence payment for any Class A Shares purchased pursuant to the Offer until at least three business days after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of Class A Shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Class A Shares. The Letter of Transmittal affords each stockholder who tenders Class A Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Class A Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Class A Shares being purchased.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Class A Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Class A Shares.
2.
Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.   On February 3, 2021, our Board of Directors determined that it is in the best interests of the Company and its stockholders to repurchase Class A Shares pursuant to our share repurchase program, and our management believes that, at this time, it is a prudent use of our financial resources and an effective way to provide value to our stockholders. Our Board of Directors reviewed materials concerning trading market performance of the Company and the impact of a share repurchase on certain financial metrics and discussed with management information concerning the Company’s financial position, liquidity, cash flow and debt maturity profile. Based upon the foregoing, our Board of Directors approved, including through the affirmative votes of all independent directors, a share repurchase by the Company through a “modified Dutch auction.”
However, none of the Company, the members of our Board of Directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Class A Shares or as to the purchase price or purchase prices at which you may choose to tender your Class A Shares. You must make your own decision as to whether to tender your Class A Shares and, if so, how many Class A Shares to tender and the purchase price or purchase prices at which you will tender them. We recommend that you read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer described in this

Section 2, before taking any action with respect to the Offer. You should discuss whether to tender your Class A Shares with your broker or other financial or tax advisors.
We believe that the “modified Dutch auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Class A Shares and thereby receive a return of capital of some or all of their investment in the Company if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Class A Shares without the potential disruption to the Class A Share price.
The Offer also provides our stockholders with an efficient way to sell their Class A Shares without incurring brokerage fees or commissions associated with open market sales. Where Class A Shares are tendered by the registered owner of those Class A Shares directly to the Depositary, the sale of those Class A Shares in the Offer will permit the tendering stockholder to avoid the usual transaction costs associated with open market transactions. Stockholders holding Class A Shares in a brokerage account or otherwise through brokers may be subject to transaction costs. Furthermore, Odd Lot Holders who hold Class A Shares registered in their names and tender their Class A Shares directly to the Depositary and whose Class A Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Class A Shares in transactions on the Nasdaq Stock Market.
If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in the Company and our future operations at no additional cost to them. These stockholders will also bear a greater relative percentage of the attendant risks and rewards associated with owning the equity securities of the Company.
Following the completion or termination of the Offer, we may, from time to time, continue to repurchase Class A Shares. The amount of Class A Shares we buy and timing of any such repurchases depends on a number of factors, including our stock price, the availability of cash and/or financing on acceptable terms, the amount and timing of dividend payments, if any, and blackout periods in which we are restricted from repurchasing Class A Shares as well as any decision to use cash for other strategic objectives. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Class A Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5.
Certain Effects of the Offer.   If we complete the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations. These stockholders will also continue to bear the risks associated with owning the Class A Shares. Stockholders may be able to sell non-tendered Class A Shares in the future on the Nasdaq Stock Market or otherwise, at a net price significantly higher or lower than the Final Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Class A Shares in the future.
We anticipate that there will be a sufficient number of Class A Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Class A Shares. Based upon published guidelines of the Nasdaq Stock Market, we do not believe that our purchase of Class A Shares under the Offer will cause our remaining outstanding Class A Shares to be delisted from the Nasdaq Stock Market. We also believe that our purchase of Class A Shares under the Offer will not result in the Class A Shares becoming eligible for deregistration under the Exchange Act.
Our Class B Shares provide holders with one vote per share, while holders of our Class A Shares are entitled to one-twentieth of a vote per share. In addition, holders of our 10% Cumulative Convertible Voting Preferred Stock, Series A, our 10% Cumulative Convertible Voting Preferred Stock, Series B and, solely with respect to the election of directors, our 6% Cumulative Voting Preferred Stock, which we collectively refer to as our voting preferred stock, are each entitled to one vote per share.
As of February 4, 2021, our current executive officers, directors and affiliates beneficially owned approximately 15.1% of our outstanding Class A Shares, approximately 83.9% of our outstanding Class B Shares and 100% of our voting preferred stock, or approximately 81.0% of the combined voting power of our outstanding shares of capital stock. The extent of the increase in the relative voting power of our executive officers, directors and affiliates will depend on the amount of Class A Shares we purchase in the Offer. If, at the minimum Final Purchase Price of $40.00 per Class A Share, a maximum of 1,875,000 Class A Shares are purchased in the Offer, the aggregate voting power of our executive officers, directors and affiliates would represent approximately 83.5% of our aggregate voting power assuming none such persons participate in the Offer.
For the year ended March 31, 2020 and the nine months ended December 26, 2020, our basic net income per share attributable to Seneca’s stockholders was $12.18 and $7.96, respectively. The consummation of the Offer will reduce the number of shares used in the calculation of net income per share attributable to Seneca’s stockholders. Specifically, assuming that the Offer was consummated on April 1, 2019 and was funded with $75 million of available cash, our basic net income per share attributable to Seneca’s stockholders for the year ended March 31, 2020 and the nine months ended December 26, 2020, after giving effect to the Offer on an as adjusted basis, would have been approximately $6.83 and $14.84, respectively (based on a full subscription of the Offer at the maximum Final Purchase Price), and approximately $7.05 and $15.35, respectively (based on a full subscription of the Offer at the minimum Final Purchase Price), which are, in each case, higher than our actual basic net income per share attributable to Seneca’s stockholders of $5.62 and $12.18 for the applicable periods.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR CLASS A SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR CLASS A SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR CLASS A SHARES AND, IF SO, HOW MANY CLASS A SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.
We intend that the Class A Shares that we acquire pursuant to the Offer will not be retired and will be held in the treasury of the Company and could be made available for resale or other distribution by the Company.
Except as disclosed or incorporated by reference in this Offer to Purchase, we have no current plans, proposals or negotiations that relate to or would result in:
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any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

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any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

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any material change in our present dividend rate or policy, our indebtedness or capitalization;

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any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer;

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any material change in our corporate structure or business;

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any class of our equity securities becoming delisted from the Nasdaq Stock Market or ceasing to be authorized to be quoted on the Nasdaq Stock Market;

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any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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the termination or suspension of our obligation to file reports under 15(d) of the Exchange Act;

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the acquisition or disposition by any person of our securities, other than: (i) pursuant to our Class A Share repurchase program, and (ii) the grant of restricted stock to employees in the ordinary course of business; or

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any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

Nothing in the Offer will preclude us from considering any of the foregoing events or pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law, and we reserve the right to do so. Although we may not have any current plans, other than as disclosed or incorporated by reference in this Offer to Purchase, that relate to or would result in any of the events discussed above, we consider from time to time, and may undertake or plan actions that relate to or could result in, one or more of these events. Stockholders tendering Class A Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Class A Shares resulting from such potential future events.
3.
Procedures for Tendering Class A Shares.

Proper Tender of Class A Shares.   For Class A Shares to be properly tendered pursuant to the Offer, the certificates for such Class A Shares (or confirmation of receipt of such Class A Shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 6:00 p.m., New York City time, on Tuesday, March 9, 2021 (or the earlier deadline with respect to interests in Class A Shares held through the Savings Plan) by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.
In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedure described below.
In accordance with Instruction 5 of the Letter of Transmittal, stockholders desiring to tender Class A Shares under the Offer must complete the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered” by either (1) checking the box in the section entitled “Class A Shares Tendered At Price Determined Under The Offer” or (2) checking one of the boxes in the section entitled “Class A Shares Tendered At Price Determined By Stockholder,” indicating the price at which Class A Shares are being tendered.
Stockholders who desire to tender Class A Shares at more than one price must complete a separate Letter of Transmittal for each price at which Class A Shares are tendered, provided that the same Class A Shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. To tender Class A Shares properly, one and only one box must be checked in the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered” in the Letter of Transmittal.
If tendering stockholders wish to maximize the chance that we will purchase their Class A Shares, they should check the box in the section entitled “Class A Shares Tendered At Price Determined Under The Offer” in the Letter of Transmittal under the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered.” If you agree to accept the purchase price determined in the Offer, your Class A Shares will be deemed to be tendered at the minimum price of $40.00 per Class A Share. Note that this election may have the effect of lowering the Final Purchase Price and could result in the tendered Class A Shares being purchased at the minimum price of $40.00 per Class A Share, a price that is below the closing price for the shares on February 5, 2021, the last full trading day before announcement and commencement of the tender offer, when the closing price was $41.49, and could be below the closing price of the Class A

Shares on the Expiration Date. If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their Class A Shares are being tendered, they must check the appropriate box in the section entitled “Class A Shares Tendered At Price Determined By Stockholder” in the section captioned “Price (In Dollars) Per Class A Share At Which Class A Shares Are Being Tendered” in the Letter of Transmittal. Tendering stockholders should be aware that this election could mean that none of their Class A Shares will be purchased if they check a box other than the box representing the price at or below the Final Purchase Price.
Stockholders holding their Class A Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Class A Shares. Stockholders who hold Class A Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Class A Shares through the nominees and not directly to the Depositary.
Stockholders may tender Class A Shares subject to the condition that all, or a specified minimum number of Class A Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Class A Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.
Odd Lot Holders who tender all of their Class A Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.
Signature Guarantees and Method of Delivery.   No signature guarantee is required if:
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the Letter of Transmittal is signed by the registered holder of the Class A Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Class A Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” in the Letter of Transmittal; or

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Class A Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for Class A Shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or new certificates for Class A Shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.
Payment for Class A Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
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one of (a) certificates for the Class A Shares or (b) a timely confirmation of the book-entry transfer of the Class A Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

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one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

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any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for Class A Shares, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.

Class A Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for Class A Shares, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR THE BOOK- ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Book-Entry Delivery.   The Depositary will establish an account with respect to the Class A Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Class A Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Class A Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Class A Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date (or the earlier deadline with respect to interests in Class A Shares held through the Savings Plan), or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Class A Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
Guaranteed Delivery.   If you wish to tender Class A Shares in the Offer and your certificates for Class A Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:
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a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

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the Depositary receives at the address listed on the back cover of this Offer to Purchase and by 5:00 p.m., New York City time, within the period of two Nasdaq Stock Market trading days following the Expiration Date, either: (i) the certificates representing the Class A Shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the Class A Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by hand, overnight courier, email transmission or mail before the Expiration Date.
Procedures for Restricted Stock.   We are not offering, as part of the Offer, to purchase restricted stock that has not vested, and tenders of such equity awards will not be accepted. If you hold Class A Shares that you acquired through the vesting of restricted stock, such Class A Shares may be tendered in the Offer.
Procedures for Participants in the Savings Plan.   Participants who hold interests in Class A Shares through the Savings Plan and wish to tender any such shares in the Offer must follow the procedures described in the separate instructions that they will receive and instruct the trustee of the Savings Plan to tender such shares by 5:00 p.m., New York City time, on Wednesday, March 3, 2021. Participants who wish to tender Class A Shares owned outside of the Savings Plan, as well as Class A Shares held through the Savings Plan, must (i) follow the procedures described above for the shares owned outside of the Savings Plan, and (ii) follow the procedures described in the separate instructions for shares held through the Savings Plan. Please direct any questions regarding the tender of Class A Shares held through the Savings Plan or the withdrawal of previously tendered Class A Shares held through the Savings Plan to the trustee in accordance with the procedures described in the separate instructions provided to plan participants.
Return of Unpurchased Class A Shares.   If any tendered Class A Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all Class A Shares evidenced by a stockholder’s certificate(s) are tendered, a direct registration statement will be issued for unpurchased Class A Shares promptly after the expiration or termination of the Offer or, in the case of Class A Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the Class A Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.
Determination of Validity; Rejection of Class A Shares; Waiver of Defects; No Obligation to Give Notice of Defects.   All questions as to the number of Class A Shares to be accepted, the Final Purchase Price to be paid for Class A Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Class A Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Class A Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Class A Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Class A Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Class A Shares. None of the Company, nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.   It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender Class A Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Class A Shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of Class A Shares tendered in (a) Class A Shares or (b) other securities convertible into or exchangeable or exercisable for Class A Shares and, upon acceptance of the tender, will acquire the Class A Shares by conversion, exchange or exercise and (2) will deliver or cause to be delivered the Class A Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.
A tender of Class A Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Class A Shares or equivalent securities at least equal to the Class A Shares being tendered, and (2) the tender of Class A Shares complies with Rule 14e-4. Our acceptance for payment of Class A Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

A tender of Class A Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Class A Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Class A Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Class A Shares tendered, all in accordance with the terms of the Offer.
All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
Lost or Destroyed Certificates.   Stockholders whose certificates for part or all of their Class A Shares have been lost, destroyed or stolen may contact Computershare Trust Company, the Depositary, and transfer agent for the Class A Shares, at the toll-free number (800) 622-6757 or at the address set forth on the back cover of this Offer to Purchase for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Class A Shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for Class A Shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. Any certificates delivered to us, the Dealer Manager or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.
Information Reporting and Backup Withholding.   Payments made to stockholders in the Offer may be reported to the Internal Revenue Service (the “IRS”). In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each stockholder who is a U.S. Holder (as defined in Section 13) and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders (as defined in Section 13)) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
Stockholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

United States Federal Withholding Tax on Payments to Non-U.S. Holders.   Because it is unclear whether the cash received by a non-U.S. Holder (as defined in Section 13) in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced rate of withholding pursuant to an applicable income tax treaty, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8BEN or W-8BEN-E claiming such a reduction. In order to claim an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a non-U.S. Holder must deliver to the Depositary or other applicable withholding agent, before the payment is made, a properly completed and executed IRS Form W-8ECI.
A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.
In addition, as described in Section 13, “FATCA” withholding may apply to amounts paid to a non-U.S. Holder pursuant to the Offer unless specified requirements are met.
Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.
4.
Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Class A Shares pursuant to the Offer are irrevocable. Class A Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If after 12:00 Midnight, New York City time, at the end of Monday, April 5, 2021 we have not accepted for payment the Class A Shares you have tendered to us, you may also withdraw your Class A Shares at any time thereafter.
For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of Class A Shares to be withdrawn; and the name of the registered holder of the Class A Shares. If certificates for Class A Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Class A Shares to be withdrawn. If Class A Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Class A Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Class A Shares in more than one group of Class A Shares, the stockholder may withdraw Class A Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. Neither we nor the Dealer Manager, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Class A Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Class A Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.
If we extend the Offer, are delayed in our purchase of Class A Shares or are unable to purchase Class A Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Class A Shares on our behalf, and the Class A Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Class A Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Class A Shares tendered promptly after termination or withdrawal of the Offer.
5.
Purchase of Class A Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will:
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determine the Final Purchase Price, taking into account the number of Class A Shares so tendered and the prices specified, or deemed specified, by tendering stockholders; and

•
accept for payment and pay for (and thereby purchase) Class A Shares properly tendered at prices at or below the Final Purchase Price and not properly withdrawn. We intend to purchase Class A Shares having an aggregate value of $75 million and may increase the number of Class A Shares accepted for payment in the Offer by no more than 2% of the outstanding Class A Shares without extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Class A Shares that are properly tendered at or below the Final Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Class A Shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay a single per Class A Share purchase price for all of the Class A Shares accepted for payment in accordance with the Offer. In all cases, payment for Class A Shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:
•
certificates for Class A Shares or a timely confirmation of a book-entry transfer of Class A Shares into the Depositary’s account at the Book-Entry Transfer Facility;

•
a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and

•
any other documents required by the Letter of Transmittal.

We will pay for Class A Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Class A Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered Class A Shares accepted for payment promptly after the Expiration Date. Certificates for all Class A Shares tendered and not purchased, including all Class A Shares tendered at prices in excess of the Final Purchase Price and Class A Shares not purchased due to proration or conditional tenders, will be returned, or, in the case of Class A Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Class A Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.
Under no circumstances will interest be paid on the Final Purchase Price for the Class A Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Class A Shares pursuant to the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Class A Shares purchased pursuant to the Offer; provided, however, that if payment of the Final Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Class A Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to that person will be deducted from the Final Purchase Price unless evidence satisfactory to us of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 7 of the Letter of Transmittal.
6.
Conditional Tender of Class A Shares.

In the event of an over-subscription of the Offer, Class A Shares tendered at or below the Final Purchase Price prior to the Expiration Date will be subject to proration (subject to the exception for Odd Lot Holders). See Section 1. As discussed in Section 13, the number of Class A Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Class A Shares subject to the condition that a specified minimum number of the stockholder’s Class A Shares tendered pursuant to a Letter of Transmittal must be purchased if any Class A Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Class A Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Date, if, based on the Final Purchase Price determined in the Offer, Class A Shares representing more than $75 million (or such greater number of Class A Shares as we may choose to purchase without extending the Offer) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Class A Shares, we will calculate a preliminary proration percentage based upon all Class A Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Class A Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Class A Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Class A Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Class A Shares properly tendered, conditionally or unconditionally, at or below the Final Purchase Price on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Class A Shares to be purchased to fall below an aggregate value of $75 million (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase $75 million in value of Class A Shares (or such greater amount as we may elect to pay, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Class A Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Class A Shares are conditionally tendered must have tendered all of their Class A Shares.
7.
Conditions of the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of Class A Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Class A Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Class A Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Class A Shares tendered promptly after termination or withdrawal of the Offer, if at any time on or after the commencement of the Offer and prior to the Expiration Date any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Class A Shares in the Offer:
•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

•
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Class A Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

•
make the acceptance for payment of, or payment for, some or all of the Class A Shares illegal or otherwise restrict or prohibit consummation of the Offer;

•
delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Class A Shares to be purchased pursuant to the Offer; or

•
materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Class A Shares pursuant to the Offer;

•
there has occurred any of the following:

•
any general suspension of trading in securities on any United States national securities exchange or in the over-the-counter market;

•
the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•
a decrease of more than 10% in the market price of the Class A Shares or in the general level of market prices for equity securities in the United States of the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case measured from the close of trading on February 5, 2021 the last trading day prior to the commencement of the Offer;

•
the commencement of a war, armed hostilities or other similar national or international calamity, including, but not limited to, an act of terrorism or any pandemic or outbreak of contagious disease, involving the United States on or after February 8, 2021, or any material escalation or worsening threat which had commenced prior to February 8, 2021 (including with respect to the COVID-19 pandemic, to the extent that there is any material adverse development related thereto on or after February 8, 2021, such as any significant slowdown in economic growth, or any significant new precautionary or emergency measures, recommendations or orders taken or issued by any governmental authority or person in response to the COVID-19 pandemic which in our reasonable judgment is or may be materially adverse to us or otherwise makes it inadvisable for us to proceed with the Offer);

•
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•
any change in the general political, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Class A Shares; or

•
in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•
a tender or exchange offer for any or all of the Class A Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced or made by any person or has been publicly disclosed;

•
we learn that:

•
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Class A Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before February 5, 2021);

•
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before February 5, 2021, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Class A Shares;

•
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Class A Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities; or

•
any change or changes have occurred or are threatened in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us; or

•
we determine that the consummation of the Offer and the purchase of the Class A Shares may (1) cause the Class A Shares to be held of record by fewer than 300 persons, or (2) cause the Class A Shares to be delisted from the Nasdaq Stock Market or to be eligible for deregistration under the Exchange Act.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition (other than any action or omission to act by us), and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. If we waive any of the conditions described above, we will disclose any material changes resulting therefrom and will, if required by applicable law, amend the Offer to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties, subject to a stockholder’s right to challenge our determination in a court of competent jurisdiction. See Section 14.
8.
Price Range of Class A Shares; Dividends.

The Class A Shares are listed and traded on the Nasdaq Stock Market under the trading symbol “SENEA.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Class A Shares on the Nasdaq Stock Market:
	High	Low
Fiscal Year Ended March 31, 2019:
First Quarter	$30.05	$26.45
Second Quarter	$33.98	$25.45
Third Quarter	$35.90	$26.84
Fourth Quarter	$31.34	$23.71

	High	Low
Fiscal Year Ended March 31, 2020:
First Quarter	$27.83	$21.97
Second Quarter	$32.85	$24.48
Third Quarter	$41.62	$30.17
Fourth Quarter	$41.88	$25.04
Fiscal Year Ending March 31, 2021:
First Quarter	$38.80	$30.18
Second Quarter	$48.05	$32.59
Third Quarter	$44.05	$35.45
Fourth Quarter (through February 5, 2021)	$44.62	$36.23
On February 5, 2021, the last full trading day before the commencement of the Offer, the last closing sale price of the Class A Shares on the Nasdaq Stock Market was $41.49 per Class A Share. Stockholders are urged to obtain current market quotations for the Class A Shares before deciding whether and at what purchase price or purchase prices to tender their Class A Shares.
We did not pay any dividend on our common stock during the current fiscal year, the 2020 fiscal year or the 2019 fiscal year and we do not have any current plans to pay a cash dividend on our common stock for the foreseeable future. Our (i) Third Amended and Restated Loan and Security Agreement, dated as of July 5, 2016, by and among the Company, certain subsidiaries of the Company, the financial institutions party thereto, as lenders, and Bank of America, N.A., as agent, issuing bank, syndication agent, and lead arranger (the “Revolving Credit Facility”), and (ii) Amended and Restated Loan and Guaranty Agreement as of May 28, 2020 by and among the Company, certain subsidiaries of the Company and Farm Credit East, ACA, each restrict our ability to declare dividends.
9.
Source and Amount of Funds.

Assuming the Offer is fully subscribed, the aggregate purchase price for the Class A Shares will be approximately $75 million. We expect to fund the purchase of Class A Shares in the Offer, including related fees and expenses, with available cash and, to the extent necessary, borrowings under our Revolving Credit Facility. The Offer is not subject to a financing condition.
Revolving Credit Facility.   In July 2016, we entered into the Revolving Credit Facility which provides for a senior revolving credit facility of up to $300 million that is seasonally adjusted to $400 million.
Borrowings under the Revolving Credit Facility may be used to satisfy existing indebtedness, to pay obligations in accordance with the Revolving Credit Facility, to make permitted acquisitions and for working capital and other lawful corporate purposes of the Company, including, but not limited to, the making of capital expenditures and distributions, all in accordance with the terms of the Revolving Credit Facility.
The Revolving Credit Facility will terminate and all amounts outstanding thereunder will be due and payable no later than July 5, 2021.
General terms of the Revolving Credit Facility include payment of interest at LIBOR plus a defined spread. In addition, we are required to pay a commitment fee of 0.25% on the amount unused under the Revolving Credit Facility
Our obligations under the Revolving Credit Facility are jointly and severally guaranteed by all existing and future domestic subsidiaries of the Company, subject to certain exceptions.
The Revolving Credit Facility contains restrictive covenants usual and customary for facilities of its type, which include, with specified exceptions, limitations on our ability to engage in certain business activities, incur debt, have liens, pay dividends or make other distributions or repurchases of capital stock, enter into affiliate transactions, consolidate, merge or acquire or dispose of assets, and make certain investments, acquisitions and loans. The Revolving Credit Facility also requires us to satisfy certain financial covenants.
Obligations under the Revolving Credit Facility may be declared due and payable upon the occurrence of certain events of default, as defined in the Revolving Credit Facility, including failure to pay any obligations when due and payable, failure to comply with any covenant or representation of any loan document, any change of control, cross-defaults and certain other events as set forth in the Revolving Credit Facility, with grace periods in some cases.
At February 5, 2021 we were in compliance with all of our financial and other covenants under the Revolving Credit Facility.
Currently, no plans or arrangements have been made to finance or repay any incremental borrowings under the Revolving Credit Facility in respect of the Offer. After giving effect to the Offer, we believe that we will continue to have sufficient financial resources and working capital to conduct our business.
10.
Certain Information Concerning Us.

Seneca is one of North America’s leading providers of packaged vegetables with facilities located throughout the United States. Our product offerings include canned, frozen and bottled produce and snack chips and our products are sold under private label as well as national and regional brands that we own or license, including Seneca®, Libby’s®, Aunt Nellie’s®, READ®, Green Valley® and CherryMan®. We pack Green Giant, Le Sueur and other brands of canned vegetables as well as select Green Giant frozen vegetables for B&G Foods North America under a contract packing agreement.
As of February 5, 2021, our facilities consisted of 21 packaging plants strategically located throughout the United States, one can manufacturing plant, three seed packaging operations, a farming operation and a logistical support network. The Company also maintains warehouses which are generally located adjacent to its packaging plants. The Company is a New York corporation and its headquarters is located at 3736 South Main Street, Marion, New York and its telephone number is (315) 926-8100.
Availability of Reports and Other Information.   We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, equity-based awards granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.
These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at https://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.
Incorporation by Reference.   The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:
•
Our Annual Report on Form 10-K for the fiscal year ended March 31, 2020 filed on July 2, 2020 (the “2020 Annual Report”);

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 2020 filed on August 5, 2020;

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 26, 2020 filed on November 4, 2020;

•
Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 26, 2020 filed on February 3, 2021;

•
Our Current Reports on Form 8-K filed on June 1, 2020, June 12, 2020, August 18, 2020, September 1, 2020, September 15, 2020, October 28, 2020, November 4, 2020, February 3, 2021 and February 8, 2021 (excluding, in each case, any information that is furnished and not “filed” for purposes of Section 18 of the Exchange Act); and

•
Our Definitive Proxy Statement on Schedule 14A filed on July 6, 2020, but only to the extent that such information was incorporated by reference into the 2020 Annual Report.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.
11.
Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Class A Shares.

Beneficial Ownership.   As of February 4, 2021, we had 7,358,186 issued and outstanding Class A Shares and 1,710,002 issued and outstanding Class B Shares. The issued and outstanding Class A Shares includes an aggregate of 7,744 time-based restricted Class A Shares granted under the Incentive Plan that remain subject to forfeiture.
We are offering to purchase up to $75 million in value of Class A Shares. At the maximum Final Purchase Price of $46.00 per Class A Share, we could purchase 1,630,435 Class A Shares if the Offer is fully subscribed, which would represent approximately 22.2% of the issued and outstanding Class A Shares as of February 4, 2021. At the minimum Final Purchase Price of $40.00 per Class A Share, we could purchase 1,875,000 Class A Shares if the Offer is fully subscribed, which would represent approximately 25.5% of the issued and outstanding Class A Shares as of February 4, 2021.
As of February 4, 2021, our directors and executive officers as a group (17 persons) beneficially owned an aggregate of 159,502 Class A Shares (which number includes 7,744 time-based restricted Class A Shares), or approximately 2.2% of the total outstanding Class A Shares.
Our directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. All of our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. To our knowledge, none of our affiliates intends to tender any Class A Shares in the Offer; however, there can be no assurance that they will not tender Class A Shares in the Offer. If no such transactions by our directors, executive officers and affiliates occur, the beneficial ownership of our directors, executive officers and affiliates will increase as a percentage of our outstanding Class A Shares stock following the consummation of the Offer.
The following table sets forth certain information as of February 4, 2021 with respect to the beneficial ownership of our Class A Shares by (i) each shareholder known to us to be the beneficial owner of more than 5% of our Class A Shares, (ii) each of our directors, (iii) each of our named executive officers and (iv) all of our directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has or shares voting or investment power with respect to such shares. In the table below, percentage ownership is based on 7,358,186

Class A Shares outstanding as of February 4, 2021. Except as otherwise indicated, the persons listed in the tables below have advised us that they have sole voting and investment power with respect to the Class A Shares listed as owned by them.
Name and Address of Beneficial Owner	Number of Class A Shares beneficially owned	Percentage of Class A Shares beneficially owned
BlackRock Inc.(1) 55 East 52nd Street New York, New York	1,035,436	14.07%
Dimensional Fund Advisors LP(2) Building One 6300 Bee Cave Road Austin, Texas	636,685	8.65%
Seneca Foods Corporation Employee Savings Plan	479,241	6.51%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, Pennsylvania	464,167	6.31%
Royce & Associates, LP(4) 745 Fifth Avenue New York, New York	426,212	5.79%
Kathryn J. Boor	—	*
Peter R. Call	5,097	*
John P, Gaylord	1,000	*
Linda Nelson	—	*
Michael J. Nozzolio	—	*
Donald S. Stuart(5)	81,632	1.11%
Arthur S. Wolcott(6)	89,936	1.22%
Keith A. Woodward	500	*
Paul L. Palmby	23,624	*
All directors and executive officers as a group(7)	159,502	2.17%

(1)
Based on a statement on Schedule 13G/A filed with the SEC on January 26, 2021 by BlackRock Inc.

(2)
Based on the statement on Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP.

(3)
Based on the statement on Schedule 13G/A filed with the SEC on February 12, 2020 by Vanguard Group, Inc.

(4)
Based on the statement on Schedule 13G/A filed with the SEC on January 27, 2021 by Royce and Associates.

(5)
The shares in the table include (i) 57,214 Class A Shares held by Mr. Stuart’s wife, (ii) 11,802 Class A Shares owned in trust for Ms. Stuart’s sister’s children, of whom Ms. Stuart is the trustee, (iii) 76,936 Class A Shares held by the Seneca Foods Foundation (the “Foundation”), of which Ms. Stuart is a director. Ms. Stuart has shared voting and investment power with respect to the Class A Shares held by the Foundation and sole voting and investment power with respect to the Class A Shares owned in trust for her sister’s children. Mr. Stuart disclaims beneficial ownership of the Class A Shares held or beneficially owned by his wife.

(6)
The shares in the table include (i) 13,000 Class A Shares of Class A Common Stock held by Mr. Wolcott’s wife and (ii) 76,936 Class A Shares held by the Foundation, of which Mr. Wolcott is a director. The shares reported in the table do not include (i) 240,060 Class A Shares held directly by Mr. and Mrs. Wolcott’s offspring and their families, or (iii) 479,241 Class A Shares held by the Savings Plan, over which the Company’s officers may be deemed to have shared voting power. Mr. Wolcott has shared voting and investment power with respect to the Class A Shares held by the Foundation. He disclaims beneficial ownership with respect to the Class A Shares held by his wife, his offspring and their families and the Savings Plan.
(7)
See notes 5 and 6 above.

Securities Transactions.   Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Company or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Class A Shares during the 60 days prior to the date hereof.
Company Arrangements Concerning the Class A Shares.
Seneca Foods Corporation 2007 Equity Incentive Plan.   The Incentive Plan authorizes the issuance of a total of 100,000 shares of common stock under awards of restricted stock and restricted stock units to eligible employees of the Company. The Incentive Plan was extended for an additional 10 year term in 2017. Under the Incentive Plan, the Compensation Committee of the Company’s Board of Directors selects eligible employees of the Company to whom restricted stock will be awarded and determines the number of shares of restricted stock to be awarded. Restricted stock is forfeitable and not assignable or transferable until the satisfaction of one or more, or alternative, conditions prescribed by the Compensation Committee. Outstanding awards under the Incentive Plan are currently conditioned on the continuation of the employment of the employee however conditions for future awards may also relate to the achievement of performance goals or other matters. Restricted stock awards generally vest at the rate of 25 percent per year. An employee will forfeit restricted stock upon termination of employment while the shares remain forfeitable, unless the Compensation Committee specifies otherwise in the case of death or disability.
Seneca Foods Corporation Employee Savings Plan.   The Savings Plan is a defined contribution plan covering substantially all of the Company’s employees, including its executive officers. The Savings Plan is intended to qualify under Section 401(a) of the Code (as defined in Section 13). Participants in the Savings Plans may contribute up to 60% of their eligible compensation, subject to certain limitations, and the Company makes an employer contribution which is generally set at 25% if a participant makes a contribution of at least 4% subject to certain limitations for “highly compensated employees.” Participants are 100% vested in their own contributions and generally become vested 100% in the employer contribution after three years of service or upon certain qualifying terminations of employment. Under the Savings Plans, participants may select the investments in which their account balances are invested, including a Company stock fund, which invests exclusively in Class A Shares and Class B Shares (other than amounts for purposes of maintaining sufficient liquidity to provide for distributions, withdrawals, and transfers under the plans). The trustee of the Savings Plan passes through the voting rights to plan participants for the shares with respect to the portion of their account invested in the Company stock fund. Participants are also provided with the right to direct the trustee to tender or not to tender Class A Shares with respect to the portion of their account invested in the Company stock funds.
12.
Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Class A Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Class A Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Class A Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Class A Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Class A Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation to accept for payment or pay for any Class A Shares tendered is subject to conditions. See Section 7.
13.
Certain United States Federal Income Tax Consequences.

The following discussion describes certain United States federal income tax consequences of participating in the Offer for U.S. Holders and non-U.S. Holders (each as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this Offer to Purchase (possibly on a retroactive basis). This discussion is for general information only and does not address all of the aspects of United States federal income taxation that may be relevant to a particular stockholder or to stockholders subject to special rules (including, without limitation, financial institutions, brokers or dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, “S” corporations, partnerships or other pass-through entities, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, former citizens or residents of the United States, tax-exempt organizations, tax-qualified retirement plans, persons who hold Class A Shares as a position in a “straddle” or as part of a “hedging,” “conversion” or “integrated” transaction or other risk reduction strategy, directors, employees, former employees or other persons who acquired their Class A Shares as compensation, and U.S. Holders that have a functional currency other than the United States dollar). In particular, this summary does not address any tax consequences arising from the Medicare tax on net investment income, the sale of Class A Shares acquired pursuant to any employee benefit plans or the alternative minimum tax. This summary also does not address tax considerations arising under any state, local or foreign laws, or under United States federal estate or gift tax laws. This summary assumes that stockholders hold the Class A Shares as “capital assets” within the meaning of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein.
As used herein, the term “U.S. Holder” means a beneficial owner of Class A Shares that for United States federal income tax purposes is:
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an individual who is a citizen or resident of the United States ;

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a domestic corporation;

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an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of Class A Shares that is neither a U.S. Holder nor a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes).
If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Class A Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding Class A Shares, and each partner in such partnership, should consult its tax advisors regarding the tax consequences of participating in the Offer.
Each stockholder is urged to consult its tax advisor as to the particular United States federal income tax consequences to such stockholder of participating or not participating in the Offer and the applicability and effect of any state, local and foreign tax laws and other tax consequences with respect to the Offer.

Non-Participation in the Offer.   The Offer will generally not give rise to any taxable transaction for United States federal income tax purposes to stockholders that do not tender any Class A Shares in the Offer.
Consequences of the Offer to U.S. Holders.
Characterization of the Purchase — Distribution vs. Sale Treatment.   The exchange of Class A Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Class A Shares or as receiving a distribution from us as described in more detail below.
Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Class A Shares for cash if the exchange: (a) results in a “complete termination” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning shares in the Company owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and shares in the Company that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Class A Shares for cash generally will be a substantially disproportionate redemption with respect to a U.S. Holder if, among other things, (x) the ratio which the voting stock of the Company owned by the U.S. Holder immediately after the redemption bears to all of the voting stock of the Company at such time, is less than 80% of the ratio which the voting stock of the Company owned by the U.S. Holder immediately before the redemption bears to all of the voting stock of the Company at such time and (y) the U.S. Holder’s ownership of the common stock of the Company (whether voting or nonvoting) after and before redemption also meets the 80% requirement in the preceding clause (x). The determination as to how this “substantially disproportionate” test would apply in the case of a company that has issued and outstanding different classes of common shares with different voting rights, such as us, is complex. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the application of the “substantially disproportionate” test in their particular circumstances. If an exchange of Class A Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Class A Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Class A Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the Section 302 tests in their particular circumstances.
We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of shares in the Company (including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Class A Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Class A Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Class A Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes pursuant to the rules discussed herein.
Sale or Exchange Treatment.   If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Class A Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Class A Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Class A Shares will be equal to the cost of the Class A Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Class A Shares exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Class A Shares (generally, Class A Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Class A Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Class A Shares are tendered.
Distribution Treatment.   If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Class A Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Class A Shares. The distribution will be treated as a dividend to the extent of the Company’s current and accumulated earnings and profits allocable to such Class A Shares. Such a dividend would be includible in income without reduction for the U.S. Holder’s tax basis in the Class A Shares exchanged. Currently, dividends are taxable at the preferential rates applicable to long-term capital gains for non-corporate U.S. Holders (including individuals) if certain holding period and other requirements are met. To the extent that amounts received pursuant to the Offer that are treated as distributions exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the tax basis of such U.S. Holder’s Class A Shares, and any amounts in excess of the U.S. Holder’s tax basis will constitute capital gain. Any remaining tax basis in the Class A Shares tendered should be transferred to any remaining equity interests in the Company held by such U.S. Holder. If such U.S. Holder has no remaining equity interests in the Company, its basis could, under certain circumstances, be transferred to any remaining equity interests that are held by a person related to such U.S. Holder, or the basis could be lost entirely.
To the extent that cash received in exchange for Class A Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it generally may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
Consequences of the Offer to Non-U.S. Holders.
Sale or Exchange Treatment.   Gain realized by a non-U.S. Holder on a sale of Class A Shares for cash pursuant to the Offer generally will not be subject to United States federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” unless:
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the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

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the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

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our Class A Shares constitute “United States real property interests” by reason of our status as a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our Class A Shares.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.
A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the non-U.S. Holder is not considered a resident of the United States.
With respect to the third bullet point above, we believe we have not been and are not, and we do not anticipate becoming, a USRPHC. The determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-U.S. real property interests. In the event we are a USRPHC, as long as our Class A Shares are regularly traded on an established securities market, the Class A Shares will be treated as United States real property interests only with respect to a non-U.S. Holder that actually or constructively held more than 5% of our Class A Shares at any time during the shorter of (i) the five-year period ending on the date of the disposition or (ii) the non-U.S. Holder’s holding period for such Class A Shares. If gain on the disposition of Class A Shares were subject to taxation under the third bullet point above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person. The remainder of this discussion assumes that we have not been and are not a USRPHC.
Distribution Treatment.   If a non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Class A Shares for cash, the entire amount of cash received by such non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the non-U.S. Holder’s Class A Shares. The treatment for United States federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of Class A Shares will be determined in the manner described above under “Consequences of the Offer to U.S. Holders — Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the non-U.S. Holder are treated as dividends, such dividends will be subject to United States federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty). To obtain a reduced rate of withholding under an income tax treaty, a non-U.S. Holder must provide a properly completed and executed IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders are urged to consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.
Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States are not subject to United States federal withholding tax but instead, unless an applicable tax treaty provides otherwise, generally are subject to United States federal income tax in the manner applicable to U.S. Holders, as described above. To claim exemption from United States federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States, the non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly completed and executed IRS Form W-8ECI certifying, under penalties of perjury, that the non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty), on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.
Withholding For Non-U.S. Holders.   Because, as described above, it is unclear whether the cash received by a non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Depositary or other applicable withholding agent may treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to non-U.S. Holders may be subject to withholding at a rate of 30% of the gross proceeds paid, unless the non-U.S. Holder establishes an entitlement to a reduced rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8 as discussed above. To the extent non-U.S. Holders tender Class A Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.

A non-U.S. Holder may be eligible to obtain a refund of all or a portion of any United States federal tax withheld if such stockholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “Consequences of the Offer to U.S. Holders — Characterization of the Purchase — Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.
Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences of participation in the Offer, including the application of United States federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the refund procedure, as well as the applicability and effect of state, local, foreign and other tax laws.
Information Reporting and Backup Withholding.   Payments made to stockholders in the Offer may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 24%) may apply to the amount paid to certain stockholders (who are not “exempt” recipients) pursuant to the Offer. To prevent such backup United States federal income tax withholding, each stockholder who is a U.S. Holder and who does not otherwise establish an exemption from backup withholding must notify the Depositary or other applicable withholding agent of the stockholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, an IRS Form W-9, a copy of which is included in the Letter of Transmittal. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the stockholder to a $50 penalty imposed by the IRS.
Certain “exempt” recipients (including, among others, generally all corporations and certain non-U.S. Holders) are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W- 8BEN or W-8BEN-E or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status. A copy of the appropriate IRS Form W-8 may be obtained from the IRS website (www.irs.gov). A disregarded domestic entity that has a foreign owner must use the appropriate IRS Form W-8, and not the IRS Form W-9. See Instruction 10 to the Letter of Transmittal.
Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.
Stockholders should consult their tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.
FATCA.   Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Class A Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to non-U.S. Holders in the Offer as dividends for United States federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Class A Shares pursuant to the Offer.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
14.
Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Class A Shares by giving oral or written notice of such extension to the

Depositary and making a public announcement of such extension. During any such extension, all Class A Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Class A Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Class A Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Class A Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Class A Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Class A Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Class A Share purchase price range or by increasing or decreasing the value of Class A Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the Dow Jones News Service or comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
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we increase or decrease the price range to be paid for Class A Shares or increase or decrease the value of Class A Shares sought in the Offer (and thereby increase or decrease the number of Class A Shares purchasable in the Offer), and, in the event of an increase in the value of Class A Shares purchased in the Offer, the number of Class A Shares accepted for payment in the Offer increases by more than 2% of the outstanding Class A Shares, and

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the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.
If we increase the value of Class A Shares purchased in the Offer such that the additional amount of Class A Shares accepted for payment in the Offer does not exceed 2% of the outstanding Class A Shares, this will not be deemed a material change to the terms of the Offer and we will not be required to extend the Offer. See Section 1.
15.
Fees and Expenses.

We have retained BofA Securities, Inc. to act as the Dealer Manager in connection with the Offer. The Dealer Manager may communicate with brokers, dealers, commercial banks and trust companies with respect to the Offer. The Dealer Manager will receive reasonable and customary fees for these services. We have also agreed to reimburse the Dealer Manager under certain circumstances for its for its reasonable and documented out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against liabilities in connection with the Offer, including liabilities under the federal securities laws.
The Dealer Manager and its respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us, for which the Dealer Manager and its respective affiliates have received, or we expect will receive, customary compensation from us. Bank of America, N.A., an affiliate of BofA Securities, Inc., is the administrative agent under our Revolving Credit Facility.
In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Manager and its affiliates may from time to time hold Class A Shares in their proprietary accounts, and, to the extent the Dealer Manager and its affiliates own Class A Shares in these accounts at the time of the Offer, the Dealer Manager and such affiliates may tender the Class A Shares pursuant to the Offer.
We have retained Georgeson LLC to act as Information Agent and Computershare Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of Class A Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent as described above) for soliciting tenders of Class A Shares pursuant to the Offer. Stockholders holding Class A Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Class A Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Class A Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of Class A Shares except as otherwise provided in Section 5 hereof and Instruction 7 in the Letter of Transmittal.
16.
Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Class A Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to the holders of Class A Shares residing in that jurisdiction. In making the Offer, we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of the jurisdiction.
Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.
You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors, the Dealer Manager, the Depositary or the Information Agent.
WE HAVE NOT MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR CLASS A SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR CLASS A SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SENECA FOODS CORPORATION, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.
Seneca Foods Corporation
February 8, 2021

The Letter of Transmittal and certificates for Class A Shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Class A Shares, stockholders are directed to contact the Depositary.
The Depositary for the Offer is:
By Mail:	By Overnight Courier:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the telephone numbers and addresses set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
1290 Avenue of the Americas, 9th Floor
New York, New York 10104
Shareholders, Banks and Brokers
Call Toll Free:
(866) 628-6079
The Dealer Manager for the Offer is:
BofA Securities
BofA Securities, Inc.
Bank of America Tower
One Bryant Park
New York, New York 10036
Call Toll Free: (888) 803-9655